Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of February 13, 2019, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of common stock, $0.001 par value per share of Scholar Rock Holding Corporation, and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

/s/ Timothy A. Springer
Timothy A Springer

TAS Partners LLC

By:	/s/ Timothy A. Springer

Name:	Timothy A. Springer

Title:	Manager